EXHIBIT 99.1

Cardtronics Completes Acquisition of Access to Money

HOUSTON, Nov. 1, 2011 (GLOBE NEWSWIRE) -- Cardtronics, Inc. (Nasdaq:CATM), the world's largest retail ATM owner, today announced it has completed its previously announced acquisition of Access to Money, Inc., a leading operator of merchant-owned ATMs and provider of cash machines to two major multi-unit retailers.

"People make the difference in any corporate acquisition integration, and Cardtronics is in the enviable position of this business combination bringing over a number of seasoned industry professionals from Access to Money. Accordingly, we anticipate an efficient and seamless integration of Access to Money's operations," said Steve Rathgaber, chief executive officer, Cardtronics. "We look forward to continuing our strong history of ATM up-time excellence, dedicated customer relations, and harvesting operational synergies for the benefit of clients both newly acquired and existing, as well as our shareholders."

Cardtronics will be hosting its third quarter earnings conference call on November 7, 2011, and at that time, will provide updated financial guidance for 2011, inclusive of the expected contribution from this acquisition.

About Cardtronics (Nasdaq:CATM)

Making ATM cash access convenient where people shop, work and live their lives, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs and the customers they share. Cardtronics owns/operates more than 41,900 retail ATMs in U.S. and international locales. Whether Cardtronics is driving foot traffic for America's most relevant retailers, enhancing ATM brand presence for card issuers or expanding card holders' surcharge-free cash access on the local, national or global scene, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

The Cardtronics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=991

Cardtronics, Allpoint and Access to Money are registered trademarks of Cardtronics, Inc.

All other trademarks are the property of their respective owners.

CONTACT: Cardtronics - Media
         Nick Pappathopoulos
         Director - Public Relations
         832-308-4396
         npappathopoulos@cardtronics.com

         Cardtronics - Investors
         Chris Brewster
         Chief Financial Officer
         832-308-4128
         cbrewster@cardtronics.com